CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement as amended (Form S-1 No. 33-31774) and related Prospectus of Ventro Corporation for the registration of Convertible Subordinated Notes due in 2007 with the principal amount of $345,000,000 and the registration of shares of common stock issuable upon conversion and to the use of our report dated February 11, 2000 on the financial statements of Promedix.com, Inc. included in the Registration Statement, as amended (Form S-1) and the related Prospectus of Ventro Corporation incorporated by reference in its Current Report on Form 8-K/A dated May 24, 2000, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

Salt Lake City, Utah
May 23, 2000